Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ADVAXIS, INC.", CHANGING ITS NAME FROM "ADVAXIS, INC." TO "AYALA PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JANUARY, A.D. 2023, AT 12:08 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3497292 8100
SR# 20230190034

Authentication: 202528402
Date: 01-19-23

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVAXIS, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "**DGCL**"), Advaxis, Inc., a Delaware corporation duly organized and existing under the DGCL (the "**Corporation**"), hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation and Article First is hereby deleted in its entirety and replaced with the following:

"*First*: The name of the corporation is Ayala Pharmaceuticals, Inc. (the "Corporation")."

2. That the amendment to the Corporation's Amended and Restated Certificate of Incorporation herein certified was duly adopted and declared advisable by this Corporation's Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

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State of Delaware
Secretary of State
Division of Corporations
Delivered 12:08 PM 01/19/2023
FILED 12:08 PM 01/19/2023
SR 20230190034 - File Number 3497292

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of the 19th of January, 2023.

ADVAXIS, INC.

DocuSigned by:

By: ______________________________
335C572A63CB4E9...

Name: Kenneth A. Berlin
Title: Chief Executive Officer

[*Signature Page to Certificate of Amendment*]